CONSENT OF INDEPENDENT ACCOUNTANTS


Board of Directors
Peoples Bank Corporation of Indianapolis
Indianapolis, Indiana


We consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. 33- 98772) of Peoples Bank Corporation of Indianapolis of our Report of Independent Auditors, dated February 4, 1999, on the consolidated balance sheets of Peoples Bank Corporation of Indianapolis as of December 31, 1998 and 1997 and on the consolidated statements of income, changes in shareholders' equity and cash flow for each of the three years in the period ended December 31, 1998, which report is included in Form 10-K of Peoples Bank Corporation of Indianapolis for the year ended December 31, 1998.




                                               /s/ Crowe, Chizek and Company LLP


Indianapolis, Indiana
March 30, 1999